UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 8, 2010 (July 2, 2010)

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On July 2, 2010, SM Energy Company (the “Company”) entered into a long-term gas services agreement with Eagle Ford Gathering LLC to gather, transport, and process natural gas production from the Company’s Eagle Ford shale assets in South Texas.  Eagle Ford Gathering, a joint venture between Kinder Morgan Energy Partners, L.P. and Copano Energy, L.L.C., will construct a pipeline to serve the Company’s Eagle Ford assets in La Salle, Dimmit, and Webb counties, Texas.  The pipeline is expected to be in-service during the summer of 2011.  The terms of the agreement require periodic minimum volume deliveries through December 31, 2021, and the Company will commit Eagle Ford production up to a maximum level of 200,000 MMBTU per day over a ten year term.  The Company will be required to make periodic deficiency payments for any shortfalls in delivering the minimum volume commitments.  In the event that no gas is delivered pursuant to the agreement, the aggregate deficiency payments will total $154.7 million.  On July 6, 2010, the Company issued a press release announcing the entry into the agreement.  A copy of the press release is filed as Exhibit 99.1 to this report.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the discussion under Item 1.01 above, which is hereby incorporated by reference into this Item 2.03.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.	The following exhibit is filed as part of this report:
	Exhibit 99.1	Press release of SM Energy Company dated July 6, 2010, entitled SM Energy Announces Gas Services Agreement in Eagle Ford Shale

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	July 8, 2010	By:	/s/ MARK T. SOLOMON
Mark T. Solomon
Controller